Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Jamie Spexarth, Chief Financial Officer

1001 Louisiana St., Suite 2900

Houston, TX 77002

Investor Relations, ir@superiorenergy.com, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES
THIRD QUARTER 2022 RESULTS AND CONFERENCE CALL

Houston, November 2, 2022 – Superior Energy Services, Inc. (the “Company”) filed its Form 10-Q for the period ending September 30, 2022 on November 2, 2022. In accordance with the Company’s Shareholders Agreement, it will host a conference call with shareholders on Tuesday, November 8, 2022.

For the third quarter of 2022, the Company reported net income from continuing operations of $48.5 million, or $2.41 per diluted share, and revenue of $222.3 million. This compares to net income from continuing operations of $43.6 million, or $2.17 per diluted share, and revenue of $224.6 million, for the second quarter of 2022.

Net income from continuing operations includes a gain of $13.4 million in Other (gains) and losses within operating income primarily related to net gains from divestitures of non-core businesses within our Well Services segment. This gain was offset by an expense of $6.8 million in Other income (expense) primarily related to unfavorable foreign exchange rate changes.

The Company’s Adjusted EBITDA (a non-GAAP measure) was $75.1 million for the quarter, an increase of 1% compared to $74.0 million in the second quarter of 2022. Refer to page 11 for a Reconciliation of Adjusted EBITDA to GAAP results.

The Company divested non-core businesses and assets during the third quarter of 2022 for cash proceeds of $31.2 million. The divestitures collectively generated $20.6 million of revenue and $3.4 million of Adjusted EBITDA during the first two quarters of 2022.

Brian Moore, Chief Executive Officer, commented, “I’m extremely proud of our team’s execution during the quarter. Commodity prices remained elevated despite the Fed’s rapid interest rate increases that drove the US dollar higher. The market continued to tighten for oilfield products, driving pricing higher for our businesses while maintaining near full capacity levels of utilization.

Our team has continued to execute the Transformation Project, divesting many low-margin, asset and labor-intensive businesses, with low barriers to entry, in regions and product lines where we do not have and do not wish to achieve scale. The value derived from these sales is evident in the near-term as the increase to our earnings guidance is driven by higher margins.”

Third Quarter 2022 Geographic Breakdown

U.S. land revenue was $49.5 million in the third quarter of 2022, an increase of 3% compared to revenue of $47.9 million in the second quarter of 2022. This increase was driven by increased pricing for our premium drill pipe rentals business and increased utilization and pricing for our bottom hole assembly rentals business.

U.S. offshore revenue was $61.4 million in the third quarter of 2022, a decrease of 11% compared to revenue of $68.9 million in the second quarter of 2022. This decrease was driven by lower project activity in our completion services business and the impact of our exit from non-core businesses in the Well Services segment.

International revenue was $111.4 million in the third quarter of 2022, an increase of 3% compared to revenue of $107.8 million in the second quarter of 2022. This increase was driven by increased activity in premium drill pipe, international completions services, and increased production services activity in Argentina.

Segment Reporting

The Rentals segment revenue in the third quarter of 2022 was $104.6 million, a 1% increase compared to revenue of $103.7 million in the second quarter of 2022. Adjusted EBITDA of $64.1 million contributed 72% of the Company’s total Adjusted EBITDA before including corporate costs. Third quarter Adjusted EBITDA Margin (a non-GAAP measure further defined on page 9) within Rentals was 61%, a 4% increase relative to the second quarter driven by price increases on land and increased utilization offshore.

The Well Services segment revenue in the third quarter of 2022 was $117.7 million, a 3% decrease compared to revenue of $120.9 million in the second quarter of 2022. Adjusted EBITDA for the third quarter of 2022 was $25.2 million for an Adjusted EBITDA Margin of 21%, roughly equal to the second quarter. Lower margin international completions projects were offset by higher activity and pricing in Latin America.

Liquidity

As of September 30, 2022, the Company had cash, cash equivalents, and restricted cash of approximately $533.4 million and the availability remaining under our ABL Credit Facility was approximately $79.7 million, assuming continued compliance with the covenants under our ABL Credit Facility.

Total cash proceeds received from the sale of non-core assets during the quarter were $31.2 million. Additionally, at September 30, 2022, the Company owned approximately 2.4 million shares of Select Energy Services Class A common stock (NYSE: WTTR).

The Company remains focused on cash conversion. Free cash flow (net cash from operating activities less payments for capital expenditures) for the third quarter totaled $31.4 million and totaled $79.1 million on a year-to-date basis.

Third quarter capital expenditures were $22.4 million. The Company expects total capital expenditures for 2022 to be between $65 - $75 million, a reduction to prior guidance as some previously planned spending within the Well Services segment has been curtailed. Approximately 77% of total 2022 capital expenditures are targeted for the replacement of existing assets. Of the total capital expenditures, over 75% of which will be invested in the Rentals segment.

2022 & 2023 Guidance

Based on our continued strong performance in the third quarter, we now expect Adjusted EBITDA for 2022 between $270 million and $290 million. Revenue is expected to be in the $860 to $900 million range.

We are currently in our 2023 planning cycle. As we look forward, we expect activity and results in 2023 to be in line with results from the second half of 2022 with some moderate growth generated primarily by our international rental operations.

Strategic Initiatives

The Board has continued to evaluate strategic alternatives in the third quarter. We now expect to pay a distribution, and are pursuing a return of capital, with an expected range between $225 million and $250 million to shareholders in December 2022.

Our Transformation Project is now substantially complete, as evidenced by solid cash flow conversions and margins over the last few quarters. Management will continue to execute the remaining initiatives and attempt to further our consistent performance.

With a narrowed focus and simplified structure, the Company is well-positioned to move forward efficiently and purposefully with the evaluation of strategic consolidation opportunities aligned with our objectives in an effort to create value for stakeholders.

Conference Call Information

The Company will host a conference call on Tuesday, November 8, 2022 at 10:00 a.m. Eastern Time. To listen to the call via a live webcast, please visit Superior’s website at ir.superiorenergy.com and use access code 10172654. You may also listen to the call by dialing in at 1-833-816-1366 in the United States and Canada or 1-412-317-0461 for International calls and using access code 10172654. The call will be available for replay until November 15, 2022 on Superior’s website at ir.superiorenergy.com. If you are a shareholder and would like to submit a question, please email your question beforehand to Jamie Spexarth at ir@superiorenergy.com.

About Superior Energy Services

Superior Energy Services serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

Non-GAAP Financial Measure

To supplement Superior’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also uses Adjusted EBITDA and Adjusted EBITDA Margin. Management uses Adjusted EBITDA and Adjusted EBITDA Margin internally for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes these non-GAAP measures provide investors useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures are not recognized measures for financial statement presentation under U.S. GAAP and do not have standardized meanings and may not be comparable to similar measures presented by other public companies. Adjusted EBITDA and Adjusted EBITDA Margin should be considered as supplements to, and not as substitutes for, or superior to, the corresponding measures calculated in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation, amortization and depletion, adjusted for reduction in value of assets and other charges, which management does not consider representative of our ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA by segment as a percentage of segment revenues. For a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, please see the tables under “―Superior Energy Services, Inc. and Subsidiaries Reconciliation of Adjusted EBITDA” included on pages 10 through 11 of this press release.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

Forward-Looking Statements

This press release contains, and future oral or written statements or press releases by the Company and its management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, depreciation expense, liquidity, strategic alternatives (including dispositions and the timing thereof), market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties, including but not limited to conditions in the oil and gas industry and the availability of third party buyers, that could cause the Company’s actual results to differ materially from such statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements.

While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Form 10-K for the year ended December 31, 2021, Form 10-Q for any subsequent interim period, and those set forth from time to time in the Company’s other current or periodic filings with the Securities and Exchange Commission, which are available at www.superiorenergy.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

The Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measure, EBITDA, contained in this Current Report on Form 8-K to its most directly comparable GAAP financial measure, net income (loss), because the information necessary for a quantitative reconciliation of the forward-looking non-GAAP financial measure to its respective most directly comparable GAAP financial measure is not (and was not, when prepared) available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation, income taxes and certain other items that impact comparability between periods, which may be significant and are difficult to project with a reasonable degree of accuracy. In addition, we believe such reconciliation could imply a degree of precision that might be confusing or misleading to investors. The probable significance of providing this forward-looking non-GAAP financial measure without the directly comparable GAAP financial measure is that such GAAP financial measure may be materially different from the corresponding non-GAAP financial measure.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021 (1)

Revenues	$222,287	$224,640	$178,583	$644,857	$496,246

Cost of revenues	116,081	120,968	126,070	349,429	326,925
Depreciation, depletion, amortization and accretion	20,508	23,346	59,208	77,939	166,614
General and administrative expenses	31,841	30,231	33,671	94,090	95,469
Restructuring expenses	1,223	1,663	4,712	4,441	21,803
Other (gains) and losses, net	(13,397)	(18,013)	(1,097)	(30,263)	(732)
Income (loss) from operations	66,031	66,445	(43,981)	149,221	(113,833)

Other income (expense):
Interest income, net	3,373	1,459	647	6,011	1,596
Reorganization items, net	-	-	-	-	335,560
Other income (expense)	(6,838)	(13,471)	(6,224)	(6,362)	(8,604)
Income (loss) from continuing operations before income taxes	62,566	54,433	(49,558)	148,870	214,719
Income tax benefit (expense)	(14,058)	(10,871)	9,518	(32,813)	(44,453)
Net income (loss) from continuing operations	48,508	43,562	(40,040)	116,057	170,266
Income (loss) from discontinued operations, net of income tax	17	(1,944)	(5,161)	(188)	(34,319)
Net income (loss)	$48,525	$41,618	$(45,201)	$115,869	$135,947

Income (loss) per share -basic
Net income (loss) from continuing operations	$2.42	$2.18		$5.80
Income (loss) from discontinued operations, net of income tax	-	(0.10)		(0.01)
Net income (loss)	$2.42	$2.08		$5.79

Income (loss) per share - diluted:
Net income (loss) from continuing operations	$2.41	$2.17		$5.78
Income (loss) from discontinued operations, net of income tax	0.01	(0.10)		(0.01)
Net income (loss)	$2.42	$2.07		$5.77

Weighted-average shares outstanding - basic	20,024	20,024		20,016
Weighted-average shares outstanding - diluted	20,090	20,076		20,074

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$453,682	$314,974
Accounts receivable, net	222,646	182,432
Income taxes receivable	5,527	5,099
Prepaid expenses	16,029	15,861
Inventory	69,962	60,603
Investment in equity securities	16,888	25,735
Other current assets	5,790	6,701
Assets held for sale	18,314	37,528
Total current assets	808,838	648,933
Property, plant and equipment, net	283,906	356,274
Notes receivable	66,078	60,588
Restricted cash	79,757	79,561
Other long-term assets, net	48,636	54,152
Total assets	$1,287,215	$1,199,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,398	$43,080
Accrued expenses	107,972	108,610
Income taxes payable	15,900	8,272
Liabilities held for sale	3,666	5,607
Total current liabilities	178,936	165,569
Decommissioning liabilities	144,781	190,380
Deferred income taxes	21,761	12,441
Other long-term liabilities	80,616	89,385
Total liabilities	426,094	457,775
Total stockholders' equity	861,121	741,733
Total liabilities and stockholders' equity	$1,287,215	$1,199,508

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	June 30,
	2022	2022
Cash flows from operating activities
Net income	$48,525	$41,618
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, amortization and accretion	20,508	23,346
Reorganization items, net	-	-
Other non-cash items	(5,807)	(5,107)
Changes in operating assets and liabilities	(9,445)	(26,703)
Net cash from operating activities	53,781	33,154

Cash flows from investing activities
Payments for capital expenditures	(22,387)	(9,217)
Proceeds from sales of assets	31,231	1,804
Proceeds from sales of equity securities	-	6,001
Net cash from investing activities	8,844	(1,412)

Cash flows from financing activities
Other	-	-
Net cash from financing activities	-	-
Effect of exchange rate changes on cash	-	-
Net change in cash, cash equivalents and restricted cash	62,625	31,742
Cash, cash equivalents and restricted cash at beginning of period	470,814	439,072
Cash, cash equivalents and restricted cash at end of period	$533,439	$470,814

(1) Combines results from periods prior to our emergence from bankruptcy on February 2, 2021 and periods subsequent to emergence which is a non-GAAP financial measure. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
REVENUE BY GEOGRAPHIC REGION BY SEGMENT
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021

U.S. land
Rentals	$39,673	$43,791	$25,627
Well Services	9,808	4,151	6,638
Total U.S. land	49,481	47,942	32,265

U.S. offshore
Rentals	37,829	36,331	28,997
Well Services	23,609	32,569	22,756
Total U.S. offshore	61,438	68,900	51,753

International
Rentals	27,055	23,607	21,593
Well Services	84,313	84,191	72,972
Total International	111,368	107,798	94,565
Total Revenues	$222,287	$224,640	$178,583

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Revenues
Rentals	$104,557	$103,729	$76,217
Well Services	117,730	120,911	102,366
Corporate and other	-	-	-
Total Revenues	$222,287	$224,640	$178,583

Income (Loss) from Operations
Rentals	$56,291	$48,559	$(6,046)
Well Services	26,249	33,147	(18,229)
Corporate and other	(16,509)	(15,261)	(19,706)
Total Income (Loss) from Operations	$66,031	$66,445	$(43,981)

Adjusted EBITDA
Rentals	$64,141	$61,115	$35,595
Well Services	25,179	25,400	8,894
Corporate and other	(14,232)	(12,470)	(13,042)
Total Adjusted EBITDA	$75,088	$74,045	$31,447

Adjusted EBITDA Margin
Rentals	61%	59%	47%
Well Services	21%	21%	9%
Corporate and other	n/a	n/a	n/a
Total Adjusted EBITDA Margin	34%	33%	18%

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

Adjusted EBITDA Margin represents Adjusted EBITDA by segment as a percentage of segment revenues

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021

Net income (loss) from continuing operations	$48,508	$43,562	$(40,040)
Depreciation, depletion, amortization and accretion	20,508	23,346	59,208
Interest income, net	(3,373)	(1,459)	(647)
Income taxes	14,058	10,871	(9,518)
Restructuring expenses	1,223	1,663	4,712
Other (gains) and losses, net	(13,397)	(18,013)	(1,097)
Other (income) expense	6,838	13,471	6,224
Other adjustments (1)	723	604	12,605
Adjusted EBITDA	$75,088	$74,045	$31,447

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

(1) Other adjustments relate to normal recurring gains and losses from the disposal of assets, which are compromised primarily of machinery and equipment

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT
(in thousands)
(unaudited)

	Three months ended September 30, 2022
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$56,291	$26,249	$(16,509)	$66,031
Depreciation, depletion, amortization and accretion	12,554	6,900	1,054	20,508
Restructuring expenses	-	-	1,223	1,223
Other adjustments (1)	(4,704)	(7,970)	-	(12,674)
Adjusted EBITDA	$64,141	$25,179	$(14,232)	$75,088

	Three months ended June 30, 2022
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$48,559	$33,147	$(15,261)	$66,445
Depreciation, depletion, amortization and accretion	12,556	9,662	1,128	23,346
Restructuring expenses	-	-	1,663	1,663
Other adjustments (2)	-	(17,409)	-	(17,409)
Adjusted EBITDA	$61,115	$25,400	$(12,470)	$74,045

	Three months ended September 30, 2021
		Well	Corporate	Consolidated
	Rentals	Services	and Other	Total

Income (loss) from operations	$(6,046)	$(18,229)	$(19,706)	$(43,981)
Depreciation, depletion, amortization and accretion	41,641	15,615	1,952	59,208
Restructuring expenses	-	-	4,712	4,712
Other adjustments (3)	-	11,508	-	11,508
Adjusted EBITDA	$35,595	$8,894	$(13,042)	$31,447

We define EBITDA as income (loss) from continuing operations excluding the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of restructuring expenses, other gains and losses, other (income) expenses and other adjustments.

(1) Adjustments for exit activities related to SES Energy Services India Pvt. Ltd and gains from the sale of non-core business assets

(2) Adjustments for exit activities related to SES Energy Services India Pvt. Ltd and the residual gain from revisions to our estimated decommissioning liability

(3) Adjustments for shut down costs incurred at certain locations which include severance of personnel and the write-down of inventory.